UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2004 Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-27273	04-3410558

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Mill Road Chelmsford, MA 01824 (Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (978) 250-2900

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

Effective as of October 5, 2004, Sycamore Networks, Inc. (the “Company”) entered into a letter aggrement (the “Letter Agreement”) with Richard J. Gaynor defining the terms of his employment with the Company as Chief Financial Officer and Vice President of Finance and Administration. Additionally, effective as of October 5, 2004, Mr. Gaynor also entered into the Company's standard form of change in control agreement (the “Change in Control Agreement”) and the Company's standard form of indemnification agreement (the “Indemnification Agreement”).

Pursuant to the Letter Agreement, Mr. Gaynor will receive an annual salary of $210,000. In addition, such agreement provides that Mr. Gaynor will receive an annual bonus of $80,000, payable quarterly. In addition, on October 5, 2004, Mr. Gaynor was granted an option to purchase 1,000,000 shares of common stock of the Company under the 1999 Stock Incentive Plan. Such options are subject to a five year vesting schedule, vesting 20% one year from the commencement of his employment and 5% per quarter thereafter. Mr. Gaynor’s employment is at will and may be terminated at any time by either party for any reason, with or without cause.

Under the Change in Control Agreement, each option or restricted stock grant held by Mr. Gaynor which is scheduled to vest within the 12 months after the effectiveness of a change in control of the Company will instead vest immediately prior to the change in control. In addition, in the event of a “Subsequent Acquisition” of the Company (as defined in such agreement) following a change in control, all options or restricted stock granted by the Company to Mr. Gaynor will vest immediately prior to the effectiveness of such acquisition. If Mr. Gaynor is subject to any excise tax on amounts characterized as excess parachute payments, due to the benefits provided under this agreement, Mr. Gaynor is entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes Mr. Gaynor may incur.

In the event of a termination of Mr. Gaynor’s employment following a change in control, either by the surviving entity without cause or by Mr. Gaynor due to a constructive termination, (1) all options and restricted stock of Mr. Gaynor vest, (2) Mr. Gaynor is entitled to continued paid coverage under the Company’s group health plans for 18 months after such termination, (3) Mr. Gaynor shall receive a pro rata portion of his performance bonus for the year in which the termination occurred, (4) Mr. Gaynor shall receive an amount equal to 18 months of his base salary and (5) Mr. Gaynor shall receive an amount equal to 150% of his annual performance bonus for the year in which the termination occurred.

Furthermore, under the Change in Control Agreement, Mr. Gaynor agrees to abide by the Company’s confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit the Company’s employees or customers.

Pursuant to the Indemnification Agreement, the Company agrees to indemnify Mr. Gaynor against certain liabilities that may arise by reason of his status or service as Chief Financial Officer and Vice President of Finance and Administration of the Company and to advance his expenses incurred as a result of a proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Gaynor may have under the Company’s Amended and Restated Certificate of Incorporation, Bylaws and applicable law.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 5, 2004, the Company issued a press release announcing that Richard J. Gaynor, 44, has joined the Company as Chief Financial Officer and Vice President of Finance and Administration effective October 5, 2004. Frances M. Jewels has resigned from such positions effective as of such date, however, will remain with the Company in an advisory capacity.

The information set forth in Item 1.01 of this Current Report on Form 8-K/A is incorporated herein by reference.

Prior to joining the Company, Mr. Gaynor served as Vice President, Corporate Controller and Principal Accounting Officer for Manufacturers Services Ltd. in Concord, Massachusetts from January 2001 until March 2004. Manufacturers Services Ltd. was acquired by Celestica Inc. in March 2004 following which Mr. Gaynor worked for Celestica Inc. in a transitional capacity until September 2004. From January 2000 until January 2001, Mr. Gaynor served as the Chief Financial Officer for Evans and Sutherland Computer Corp in Salt Lake City, Utah. Mr. Gaynor served in various senior financial capacities, including as the Operations Controller and Vice President of Finance, for Cabletron Systems, Inc. in Rochester, New Hampshire from 1994 until 2000.

As of October 5, 2004, other than the agreements described in this report, there is no material relationship between Mr. Gaynor and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

/s/ Daniel E. Smith Daniel E. Smith President and Chief Executive Officer

Dated: October 12, 2004

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant, dated October 5, 2004, reporting the resignation of its chief financial officer and appointment of its new chief financial officer.*
* Previously filed.